Exhibit 4.05

CERTAIN PERSONAL INFORMATION IN THIS EXHIBIT, MARKED BY [XXXXX] HAS BEEN EXCLUDED.

2nd AMENDMENT TO THE RCS SERVICE AGREEMENT

By this Private Instrument and in the best legal form, on the one hand:

I. TIM S.A., headquartered at Avenida João Cabral de Mello Neto, No.850, Blc 01, Salas 501 a 1208, Bairro Barra da Tijuca, City and State of Rio de Janeiro, CEP 22775-057, registered with the National Corporate Taxpayer Registry (CNPJ/MF) under No. 02.421.421/0001-11 with a branch at Avenida Giovanni Gronchi, no. 7143, São Paulo - SP, hereinafter referred to simply as "TIM" or "SERVICE PROVIDER" and

II. ZENVIA MOBILE SERVIÇOS DIGITAIS S.A., headquartered at Avenida Paulista, 2300, Conj: 82 and 184, Bela Vista, in the City of São Paulo, State of São Paulo, registered with the National Corporate Taxpayer Registry (CNPJ/MF) under No. 14.096.190/0001-05, herein represented according to its Articles of Association, hereinafter referred to as "CLIENT";

the CLIENT and SERVICE PROVIDER are jointly referred to as the "Parties" and individually referred to as a "Party";

WHEREAS:

i. the Parties entered into an RCS Services Agreement ("Agreement") on November 25, 2021;

ii. the Parties entered into an Amendment to the RCS Service Agreement ("1st Amendment") on October 24, 2022;

iii. the provisions of Law no. 14.790/2023 and Ordinances No. 827/2024, 1231/2024, No. 1207/2024 and 1475/2024 Secretary of Prizes and Betting of the Ministry of Finance (SPA/MF) on rules and conditions for commercial exploitation of the lottery modality of fixed odds betting (online betting), including online games and live game studios;

iv. the CLIENT is interested in expanding the scope of the Agreement, making it possible to offer the services to companies that commercially exploit the fixed-odds betting modality.

v. the Parties wish to extend the term of the Agreement;

vi. the Parties wish to amend Annex I - Commercial Table of RCS A2P to the RCS Service Agreement;

The Parties resolve to enter into this Amendment to the Agreement ("2nd Amendment"), which the following terms and conditions shall govern:

ARTICLE ONE - PURPOSE

1.1. The Parties agree that the provision of SCR services, the subject matter of the Agreement hereby amended, also includes the sending and receiving of A2P SCR carried out by the CLIENT to its Direct Customers who commercially exploit the fixed odds betting modality, provided that the conditions established in the Agreement hereby amended and also those agreed in this amendment are followed, as well as the current legislation, including regulations governing the guidelines for the promotion and advertising of fixed odds betting.

1.1.1. The CLIENT, as of January 1, 2025, undertakes to offer the services previously contracted only to Direct Customers who commercially exploit the fixed-odds betting modality and who have valid authorization to act as a betting operator agent issued by the Secretary of Prizes and Bets of the Ministry of Finance, or another agency that replaces it, under the terms of current legislation.

1.1.2. The CLIENT shall, provided that TIM requests it, present the authorization under the terms of the item above within seven (7) business days counted from the receipt of the request made by TIM.

1.1.3. The Parties acknowledge that under the terms of SPA/MF Ordinance No. 827/2024, legal entities operating in Brazil that commercially exploit the fixed odds betting modality have until December 31, 2024 to comply with current legislation. If SPA/MF issues a new deadline, the Parties agree to renegotiate the obligations that are linked to said date.

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1.1.4. Due to the provisions of item 1.1.1 above, the CLIENT undertakes to offer the services contracted only for companies that have already submitted the authorization application under the terms determined by current legislation until December 31, 2024. After this date, only companies duly authorized under the terms of item 1.1.1 above may be contracted by the CLIENT.

1.1.5. The CLIENT undertakes to comply with any court or competent authority decision to suspend commercial activities that concern fixed odds betting, as well as actions to promote and publicize fixed odds betting.

1.1.5.1 In the event of a court or competent authority decision to suspend commercial activities, as well as actions to promote and publicize fixed odds betting, TIM may suspend the services contracted herein, namely the sending and receiving of A2P messages made by the CLIENT to its Direct Customers who commercially exploit the fixed odds betting modality.

1.1.6. The online games to be made available to bettors and the live game studios used by the betting operators must be certified by a certifying entity whose operational capacity has been recognized by the Secretary of Prizes and Betting of the Ministry of Finance, so the Parties agree that the CLIENT must submit to TIM within 7 (seven) business days from the request, the certificate of its Direct Client that commercially exploits this modality issued by the Department of Prizes and Betting of the Ministry of Finance, or another body that replaces it, under the terms of current legislation.

1.1.7. Online games and live game studios must remain with valid certificates throughout the duration of the authorization granted by the Secretary of Prizes and Bets of the Ministry of Finance to operate the lottery modality of fixed odds betting.

1.1.8. In the event that a CLIENT’s customer that commercially exploits the fixed odds betting modality does not have its application for authorization and/or certificate approved within the period allowed by current legislation, or loses the authorization and/or certificate for any reason, the CLIENT undertakes to immediately cease the provision of services to this client, under penalty of applying the penalties provided for in the Agreement hereby amended, in addition to the CLIENT being responsible for the direct losses and damages caused to TIM.

1.1.9 TIM may act to verify the layout and/or functionality of the RCS messages sent by the CLIENT under the Agreement, including the messages covered by this Amendment, however, the Parties acknowledge that the CLIENT is solely and exclusively responsible for the content of the A2P RCS messages sent by its Direct Customers, and TIM is not responsible for its content.

1.2. The Parties resolve to extend the term of the Agreement, which shall remain in force until May 31, 2025.

1.3. This Agreement shall automatically renew for successive periods of 12 (twelve) months, maintaining the same conditions provided for therein, if neither Party manifests otherwise within 30 (thirty) days before the end of the term indicated in Section 1.2.

ARTICLE TWO - MESSAGES

2.1. Text Messages from Direct Customers that commercially exploit the fixed odds betting modality, in addition to observing what is established in the Agreement hereby amended, as well as in the current regulations, must:

2.1.1. Follow the current legislation, including the advertising rules established by CONAR (National Council for Advertising Self-Regulation) for the betting segment;

2.1.2. Follow the principles of: (i) social responsibility and responsible gambling, (ii) truthful presentation and information, (iii) protection of children and adolescents;

2.1.3. Use terms such as: bet, luck, chance, guess, hit, and win bonuses/rounds;

2.1.4. Disclose bonuses by registration or deposit;

2.1.5. Contain, in advertising messages, the indication for those over 18 (eighteen) years of age, in addition to a standardized alert message established by CONAR and the identification of the advertiser;

2.1.6 Prevent addiction and pathological gambling disorders;

2.1.7 Refrain from broadcasting any type of advertising of unauthorized betting modalities;

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2.1.8 Ensure that the message is clearly and unambiguously identifiable, allowing and respecting requests for removal from the list of recipients made by people who do not wish to receive this type of communication;

2.1.9 Use the word "free" or expressions with the same meaning only when there is no onerous condition for the bettor to obtain the promised free of charge.

2.2. Text Messages from Direct Customers that commercially exploit the fixed odds betting modality, in addition to observing the provisions of the Agreement hereby amended, as well as the current regulations, may not:

2.2.1 Have related content or refer to casinos or other games of chance;

2.2.2 Address the customer to landing pages that present casino content and other games of chance;

2.2.3 Promote or encourage exaggeration in the practice of betting;

2.2.4 Suggest or offer credit or loans to consumers, not even associate betting with success;

2.2.5 Use terms such as: bet, bet and win, play and win, do as someone;

2.2.6 Have children and adolescents as target audiences, so that they should not be inserted in any channel, program or media content directed or aimed at children under 18 (eighteen) years of age;

2.2.7 Suggest that bets constitute alternative employment, solution to financial problems, source of additional income or any other form of financial investment income, losses on previous bets or other financial losses;

2.2.8 Present misleading or unrealistic information about the probability of gains or exemption from risks, not even possible expected gains or level of risk involved;

2.2.9 Induce the consumer to believe that they can in any way control or predict the results.

2.2.10 Present the bets as socially attractive or containing celebrity/personality statements suggesting that the bets contribute to personal, social success and/or to the improvement of the bettor's financial conditions;

2.2.11 Offend the country's beliefs or traditions, especially those contrary to betting, nor even encourage a reckless, criminal, or antisocial stance;

2.2.12 Use artifices in betting systems that hinder the bettor's free and informed option by any of the mechanisms provided for in the regulations, including the use of the design of technological products that delay the bettor's free option;

2.2.13 Contain calls to action, suggesting immediate action by the bettor;

2.2.14 Promote marketing in schools and universities;

2.2.15 Linking betting to personal and financial success.

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ARTICLE THREE - MISCELLANEOUS

3.1. This Amendment has its effects as of its signature, except for the provisions that may already be mandatory under the legislation in force, and the other terms and conditions of the Agreement hereby amended that have not been expressly modified by this Instrument remain unchanged and ratified.

3.2 TIM shall not be liable, including before government agencies and entities, including judicial bodies, for any non-compliance by the CLIENT and its Customers with the provisions of this Amendment, especially regarding any non-compliance with the authorization and/or certification for commercial exploitation of bets under the terms of current legislation, as well as non-compliance with the contents of the messages and non-compliance with applicable legislation on privacy and data protection in force, and the CLIENT shall reimburse TIM for any losses and damages demonstrably caused to TIM.

3.3 TIM declares that the provisions of this Amendment were negotiated in the light of and in strict compliance with its Code of Ethics, which is available on the website http://www.tim.com.br/ri.

3.4 This Amendment is binding on the Parties, their successors in any capacity, with ownership automatically transferred to the supervening entity and any authorized assignees. Any other contractual amendment or modification will only be valid upon execution of an amendment, which the legal representatives of the Parties must duly sign.

3.5 The Parties expressly acknowledge and agree to the veracity, authenticity, integrity, validity and effectiveness of this Amendment pursuant to Articles 104 and 107 of the Civil Code, signed by the Parties in electronic format and/or by means of electronic certificates, including those using certificates not issued by ICP-Brasil, pursuant to art. 10, § 2, of Provisional Measure No. 2.200-2, of August 24, 2001.

IN WITNESS WHEREOF, the Parties, in the presence of the witnesses below, sign this Amendment in two (2) counterparts of equal content and form in order to produce its legal effects.

Rio de Janeiro, November 12, 2024.

TIM S.A.

ZENVIA MOBILE SERVIÇOS DIGITAIS SA

Witnesses:

Name: Joilson Rodrigues Vieira

CPF: [XXXXX]

Name: Adriana Fátima Morais

CPF: [XXXXX]